Exhibit (a)(5)

SUPERVALU INC. Announces Offer to Purchase

7.25% Hybrid Income Term Security Units

and $500 Million Senior Notes Offering

MINNEAPOLIS, October 23, 2006—SUPERVALU INC. (NYSE: SVU) announced today that it had commenced an offer (the “Offer”) to purchase any and all of the outstanding 7.25% Hybrid Income Term Security Units held in the form of Corporate Units (the “Corporate Units”) of its wholly-owned subsidiary, New Albertson’s, Inc. (“New Albertson’s”), at a purchase price in cash of $25.22 per Corporate Unit. In addition, any holder of record of Corporate Units on November 1, 2006 whose Corporate Units are accepted for purchase by SUPERVALU in connection with the Offer will receive, in addition to the purchase price, the scheduled quarterly contract adjustment payment and interest payment, which together total $0.453 in cash per Corporate Unit, on November 16, 2006. SUPERVALU is conducting the Offer to (1) reduce the amount of SUPERVALU’s debt maturing in 2009 and lengthen the term to maturity of SUPERVALU’s outstanding debt and (2) avoid certain practical considerations and fees inherent in the remarketing process relating to the Senior Notes Due 2009 (the “Senior Notes”) associated with the Corporate Units. Regardless of the number of Corporate Units retired and canceled in the Offer, it is expected that New Albertson’s will seek to de-list the Corporate Units from the New York Stock Exchange following the consummation of the Offer.

The Offer will expire at 5:00 p.m. New York City time, on November 20, 2006 (the “Expiration Date”), unless extended or earlier terminated by SUPERVALU. Tendered Corporate Units may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date.

As of October 20, 2006, 45,970,800 Corporate Units were outstanding. Each Corporate Unit consists of (1) a contract to purchase, for $25, cash and a fraction of a share of SUPERVALU’s common stock on May 16, 2007 and (2) a 1/40, or 2.5%, ownership interest in one of the Senior Notes that is pledged to secure the holder’s obligations under the purchase contract.

As required by law, SUPERVALU and New Albertson’s have filed a combined Tender Offer Statement on Schedule TO and Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission. The terms and conditions of the Offer are described in the Offer to Purchase, dated as of October 23, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal. The completion of the Offer is subject to conditions described in the Offer to Purchase which include, without limitation, SUPERVALU’s issuing, on or prior to the Expiration Date, a minimum of $500 million in aggregate principal amount of its senior unsecured notes in the offering described below. Subject to applicable law, SUPERVALU may waive the conditions applicable to the Offer or extend, terminate or otherwise amend the Offer.

Neither SUPERVALU’s nor New Albertson’s Board of Directors is making any recommendations to holders of Corporate Units as to whether or not they should tender any Corporate Units pursuant to the Offer.

The Dealer Managers for the Offer are Merrill Lynch & Co., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC. The Information Agent for the Offer is Innisfree M&A Incorporated. U.S. Bank Trust National Association is the Tender Agent for the Offer.

Requests for further information regarding the Offer should be directed to Merrill Lynch & Co. toll free at (888) 654-8637 or (212) 449-4914 (collect), Banc of America Securities LLC toll free at (800) 654-1666 or (212) 583-8206 (collect) or Credit Suisse Securities (USA) LLC toll free at (800) 820-1653 or (212) 325-2547 (collect). Requests for further information regarding the procedures for tendering Corporate Units during the Offer should be directed to the Information Agent toll free, at (877) 800-5186. Copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may also be obtained at no charge from the Information Agent or from any of the Dealer Managers.

SUPERVALU also announced today its intention to offer, subject to market and other conditions, $500 million in aggregate principal amount of its Senior Notes due 2014 (the “Notes”). The Notes will be senior obligations and will rank equally with all of SUPERVALU’s other senior unsecured indebtedness.

SUPERVALU intends to use the net proceeds from the offering of the Notes to purchase Corporate Units tendered in the Offer. The offering of the Notes is not conditioned upon the successful consummation of the Offer. The Offer is conditioned upon, among other things, the successful completion of the Notes offering.

Merrill Lynch & Co., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC are acting as joint book running managers for the offering of the Notes, with Citigroup Global Markets Inc. and The Williams Capital Group, L.P. acting as co-managers. A registration statement relating to the Notes has been filed with the Securities and Exchange Commission and has become effective. Copies of the prospectus can be obtained from:

Merrill Lynch & Co.

4 World Financial Center

New York, New York 10080

Banc of America Securities LLC

Attention: High Yield Capital Markets

9 West 57th Street, 2nd Floor

New York, New York 10019

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell any Corporate Units or shares of SUPERVALU’s common stock. The Offer is made solely by the Offer to Purchase.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Notes nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of the Notes is being made only by means of the prospectus.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 employees.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, including statements identified by words such as “estimates,” “expects,” “projects,” “plans” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the recently completed acquisition of certain assets and operations of Albertson’s, Inc. cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in SUPERVALU’s reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	SUPERVALU INC. Yolanda Scharton, 952-828-4540 Vice President Investor Relations Fax: 952-828-8955 yolanda.m.scharton@supervalu.com

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